As filed with the Securities and Exchange Commission on November 21, 2003.

                                                    Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ORAGENICS, INC.
             (Exact name of registrant as specified in its charter)


         FLORIDA                                           59-3410522
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)

                              12085 Research Drive
                             Alachua, Florida 32615
                                 (386) 418-4018
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ORAGENICS, INC.
                            2002 STOCK INCENTIVE PLAN
                              (Full Title of Plan)

                                Mento A. Soponis
                      Chief Executive Officer and President
                                 Oragenics, Inc.
                               4730 S.W. 103rd Way
                           Gainesville, Florida 32608
                           (386) 418-4018 (Telephone)
            (Name, Address and Telephone number of Agent for Service)

                                   Copies to:

                            Darrell C. Smith, Esquire
                            Mark A. Catchur, Esquire
                         Shumaker, Loop & Kendrick, LLP
                        101 E. Kennedy Blvd., Suite 2800
                              Tampa, Florida 33602
                           (813) 229-7600 (Telephone)
                           (813) 229-1660 (Facsimile)

                         CALCULATION OF REGISTRATION FEE
==================================================================================================================================
             Title of securities             Amount to be         Proposed maximum       Proposed maximum         Amount of
              to be registered                Registered              offering              aggregate         registration fee
                                                                 price per share(1)     offering price(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 Par Value ...........    1,000,000 shares           $2.93                $2,930,000              $238
=================================================================================================================================

--------------------
(1) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(h)(1), the fee is calculated in part on the basis of the prices at which previously granted options may be exercised (315,000 shares at $1.25 per share, 130,000 at $2.65 per share 35,000 at $3.60 per share, 60,000 at $3.80 per share and 10,000 at $4.00 per share) and in part based on the average of the high and low prices of the Company's shares on the TSX Venture Exchange on November 18, 2003, for the remaining shares available under the 2002 Stock Incentive Plan (450,000 shares). The price per share represents the number determined by dividing the aggregate exercise amount (rounded up to the nearest whole $10,000) by the number of shares to be acquired upon exercise.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.  Plan Information.

         The documents containing the information concerning the Oragenics, Inc. 2002 Stock Incentive Plan (the "Plan") required by Item 1 of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), and the statement of availability of the registrant information, and other information required by
Item 2 of Form S-8 will be sent or given to participants as specified in Securities Act Rule 428. In accordance with Rule 428 and the requirements of
Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon written or oral request to Oragenics, Inc., 12085 Research Drive, Alachua, Florida 32615 (telephone number (386) 418-4018, Attention Chief Financial Officer), the Company shall furnish, without charge, to employees, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b).  Securities to be Offered

         The Company hereby registers 1,000,000 shares of the Company's Common Stock, par value $.001 per share, in connection with the Plan. See Item 4 below for a description of the Company's securities.

Item 2.  Registration Information and Employee Plan Annual Information.

         See Item 1.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         There are hereby incorporated by reference in this Prospectus the following documents, all of which are previously filed by the Company with the
Commission:

         1. The Company's registration statement on Form SB-2 (No. 333-100568) containing audited financial statements for the Company's latest fiscal year;

         2. The Company's Form 10-QSB for the quarter ended June 30, 2003 filed August 13, 2003;

         3. The Company's Form 10-QSB for the quarter ended September 30, 2003 filed November 13, 2003; and

         4. The Company's Form 8-K dated October 2, 2003, relating to the appointment of director David Gury, Form 8-K dated October 24, 2003 relating to a press release on the Company's oral rinse, and a Form 8-K dated November 3, 2003 announcing option grants to Messrs. Hassie and Anderson.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Common Stock

         We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, of which 12,167,204 are presently issued and outstanding. The holders of our common stock:

o have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

o do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

o are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

         We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

         Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. Our chairman and chief executive officer own approximately 44.4% of our outstanding shares.

Cash Dividends

         As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

         We are authorized to issue up to 20,000,000 shares of preferred stock with no par value, in one or more classes or series. The designation and preferences, limitations and relative rights, including dividend rights, dividend rates, conversion rights, conversion rates, voting rights and terms of redemption of the preferred shares will be determined by the board of directors. We have no plans presently to issue any shares of preferred stock.

Series A Warrants

         The Series A Warrants have been issued under a warrant indenture between our company and Computershare Trust Company of Canada dated March 28, 2003. Each Series A warrant entitles the holder to purchase one share of common stock at a price of $2.00 through December 24, 2003. If the Series A warrants are not exercised by then, they will expire and cannot be exercised thereafter. The warrant indenture will provide, among other things, for appropriate adjustment in the class, number and price of the shares to be issued on exercise of the warrants upon certain events, including any stock split, subdivision, consolidation or reclassification of our common stock or the payment of stock dividends.

Series B Warrants

         The Series B warrants have been issued under the warrant indenture referred to above. Each Series B warrant entitles the holder to purchase one share of common stock at a price of $3.00 through March 24, 2004. If the Series B warrants are not exercised by then, they will expire and cannot be exercised thereafter.

Other Terms of the Series A and B Warrants

         We will pay any transfer tax incurred as a result of the issuance of common stock to the warrant holder upon exercise of the warrants.

         We will not issue fractional shares upon the exercise of a warrant and warrant holders may not exercise one-half of one warrant or any other fraction thereof. The holder of a warrant will not possess any rights as our shareholder until he or she exercises the warrant.

         A warrant may be exercised upon surrender of the warrant certificate on or before the expiry date of the warrant at the office of the warrant trustee, with the exercise form found on the back of the warrant certificate, completed and executed as indicated, accompanied by payment of the exercise price (by money order, wire transfer, bank draft or certified check payable to the order of Oragenics, Inc.) for the number of shares of common stock with respect to which the warrant is being exercised.

         For a holder to receive shares of common stock which will be "good delivery" in settlement of transactions on the TSX Venture Exchange upon exercise of the warrants, there must be a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of shares of common stock. We have agreed to use our best efforts to cause a registration statement with respect to the shares issuable upon exercise of the warrants under the Securities Act of 1933 to become and remain effective in anticipation of and before the exercise of the warrants and to take such other actions under the laws of various states as may be required to cause the sale of shares or other securities upon exercise of Series A and B warrants to be lawful.

         For the life of the warrants, the holders thereof have the opportunity to profit from a rise in the market price of the common shares without assuming the risk of ownership of the common shares underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common shares on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected.

Redeemable Warrants

         As part of its compensation in connection with our initial public offering, we issued to our underwriter, Haywood Securities Inc., 500,000 warrants. Each warrant is exercisable through June 24, 2005 to purchase one share of common stock at a price of $1.25 per share. If our shares trade at a price of above $5.00 per share or more for 20 consecutive trading days on the TSX Venture Exchange or such other exchange as they may be listed on, then we may provide notice to Haywood that it must exercise such warrants within 30 days of the notice, failing which the warrants will expire and may not be exercised thereafter.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

Limitation of Liability.

(a) Articles of Incorporation and Bylaws.

         Our Bylaws contain the following provisions with respect to indemnification of directors and officers:

         (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the party is or was a director, an officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually or reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, to the full extent provided by law then in effect.

         (b) Without limiting subparagraph (a) herein, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the party is or was a director, an officer of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually or reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. This obligation shall extend to any action by or in the right of the corporation to procure judgments in its favor, except that no indemnification shall then be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of such duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application by the board of directors of the corporation that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case.

                  Any indemnification under subparagraph (a) herein, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth herein. Such determination shall be made: (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; (2) if such quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding; (3) by independent legal counsel;
                  (i) selected by the board of directors prescribed in paragraph
                  (1) or the committee prescribed in paragraph (2); or (ii) if a quorum of the directors cannot be obtained for paragraph (1) and the committee cannot be designated under paragraph (2), selected by a majority vote of the full board of directors (in which directors who are parties may participate); or (4) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

         (c) These indemnification provisions shall continue in effect for persons who have ceased to be a director or officer and shall additionally apply for the benefit of the heirs, executors and administrators of such persons."

(b) Florida Statutes. In addition, the Florida Business Corporation Act permits, and in some situations, requires Florida corporations to provide indemnification to their directors, officers, employees and agents for losses and litigation expenses incurred in connection with their services to the corporation. We may purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We may also enter into individual indemnification agreements with our officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Exhibit
Number   Exhibit Description
-------  -------------------
4.1*     Oragenics, Inc. 2002 Stock Incentive Plan.

4.2*     Articles of Incorporation

4.3*     Bylaws

4.4*     Amended Articles of Incorporation

4.5*     Amended Articles of Incorporation

4.6*     Specimen Stock Certificate

4.7*     Specimen Series A Warrant Certificate

4.8*     Specimen Series B Warrant Certificate

4.9*     Specimen Underwriter's Warrant Certificate

4.10*    Agency Agreement with Haywood Securities, Inc.

4.11*    Series A and Series B Warrant Indenture

5.1 Opinion of Shumaker, Loop & Kendrick, LLP, as to the legality of the securities being registered.

23.1 Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1.

23.2     Consent of Ernst & Young LLP.

24.1 Powers of Attorney (included with the signature page to this Registration Statement).

99.1     Form of Employee Option Agreement (included in Exhibit 4.1).

         * Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 333-100568) as amended.


Item 9.  Undertakings.

         (a) The Company hereby undertakes:

                  (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, State of Florida this 21st day of November, 2003.

                    Oragenics, Inc.


                    By: /s/ Mento A. Soponis
                       --------------------------------------------------------
                       Mento A. Soponis, Chief Executive Officer and President

                    By: /s/ Paul A. Hassie
                       --------------------------------------------------------
                       Paul A. Hassie, Chief Financial Officer, Secretary and
                         Treasurer (Principal Accounting Officer)


                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of Oragenics, Inc., hereby constitutes and appoints Mento A. Soponis, Chief Executive Officer of the Company, and Paul A. Hassie, Chief Financial Officer of the Company, or either of them individually, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.


Signature                            Title                                        Date
/s/ Mento A. Soponis                 Chief Executive Officer and President        November 21, 2003
--------------------
Mento A. Soponis

/s/ Paul A. Hassie                   Chief Financial Officer                      November 21, 2003
------------------
Paul A. Hassie

/s/ Robert Zahradnik                 Director                                     November 21, 2003
--------------------
Robert Zahradnik

/s/ Jeffrey Hillman                  Director                                     November 21, 2003
-------------------
Jeffrey Hillman

/s/ Brian McAlister                  Director                                     November 21, 2003
-------------------
Brian McAlister

/s/ Brian Anderson                   Director                                     November 21, 2003
------------------
Brian Anderson

/s/ David J. Gury                    Director                                     November 21, 2003
-----------------

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